FOR IMMEDIATE RELEASE

Contacts:
Mark Murfitt
(614) 675-2070
Herman F. Dick, Jr.
(614)870-5604

Core Molding Technologies Launches New Business, Manufacturing Plant in Warsaw, Kentucky

COLUMBUS, Ohio, Aug. 22, 2011 — Core Molding Technologies, Inc. (NYSE Amex: CMT), a leading North American molder of fiberglass reinforced plastics and compounder of custom sheet molding compound (SMC), today announced it has established a new operating subsidiary and manufacturing location to support a significant new business venture outside its traditional heavy truck customer base.

Core has formed the subsidiary, Core Specialty Composites, LLC, to manage the new business. Core Specialty Composites will operate out of a manufacturing site, located in Warsaw, Kentucky. The facility includes 62,000 sq.ft. of leased manufacturing space. Core’s existing plant in Batavia, Ohio, will provide additional management support to the Warsaw location, and the operation will be under the direction of Robert (Bob) Brennan, Plant Manager – Batavia.

Operations initially will include production of large-format parts using a customized fiberglass hand lamination process. Development and staffing activities are underway. Our people will be on-site in September and active production is planned to begin early in 2012. The Warsaw operation is expected to employ approximately 40 people. Revenue for the new business is projected to be $5 to $8 million annually.

“We are excited about this expansion outside our traditional markets,” said Kevin Barnett, President and Chief Executive Officer of Core Molding Technologies. “For some time, we have been focused on growing our business with industries beyond our traditional heavy truck accounts, and this is the latest of several successes in that regard.”

Core’s director of market development, Mark Murfitt, led the effort to launch the new business. “Our work has included a great deal of product development. Additionally, we’ll be utilizing some new process technology for Core,” Murfitt said. “We’re now actively building tooling and acquiring the necessary manufacturing permits and equipment.” Core will lease the building in Warsaw, but will make a capital investment of approximately $1.7 million for equipment and technology to support the operation.

Core’s Batavia, Ohio plant manager, Bob Brennan emphasized the positive impact on employment for the Warsaw area. “We liked the quality of the labor market in Gallatin and surrounding counties,” Mr. Brennan noted. “We worked closely with state and local representatives in our targeted regions, and the combination of benefits offered by the people and officials of Kentucky and Gallatin County convinced us that Warsaw was the best location for our new operation”.

Core will hold a local job fair in Warsaw on Tuesday, August 30, 2011 at the Gallatin County Extension Office, to discuss opportunities for workers in the new plant and to take applications for employment.

ABOUT CORE MOLDING TECHNOLOGIES, INC.

Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of sheet molding compounds (SMC), long fiber thermoplastics (LFTP) and bulk molding compounds (BMC), spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM), and vacuum bagging. Additionally, the company offers liquid molding of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, and other commercial products. Headquartered in Columbus, OH, Core operates plants in Columbus and Batavia, Ohio; Gaffney, South Carolina; and Matamoros, Mexico. For further information, visit the company’s website at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; federal and state regulations (including engine emission regulations); general economic, social and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon two major customers as the primary source of Core Molding Technologies’ sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; compliance changes to federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; risks related to the transfer of production from Core Molding Technologies Columbus, Ohio facility to its Matamoros production facility; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2010 Annual Report to Shareholders on Form 10-K.

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